EX-99.CODE ETH

XVI. CODE OF ETHICS

1. BACKGROUND

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) requires TigerShares Trust (the “Trust”), as a registered investment company, to adopt a written Code of Ethics. The Rule also requires investment advisers to and principal underwriters for (each a “Fund Organization”) the Trust to adopt a written Code of Ethics and to report to the Board of Trustees of the Trust (the “Board”) any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (summarized below and further defined in Appendix 1) from engaging in fraud. In addition, certain key “investment personnel” (summarized below and defined in Appendix 1) of a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”).

2. KEY DEFINITIONS

For other defined terms, see Appendix 1.

The term “Access Person” is defined to include:

(i)	any director, officer, general partner or key investment personnel of the Trust or of an investment adviser to the Trust;
(ii)	any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund; and
(iii)	any director, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Access Persons (see Appendix 2)

The term “Investment Personnel” is defined to include (i) any employee of the Trust or of an investment adviser to the Trust who regularly participates in making recommendations regarding the purchase or sale of securities of a series of the Trust (a “Fund”); and (ii) any natural person who controls the Trust or an investment adviser to the Trust who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Investment Personnel (see Appendix 2). Investment Personnel are also Access Persons.

The term “Reportable Fund” for a particular Access Person, means any Fund for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (including any sub-adviser) or any Fund whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

3. GENERAL PROHIBITIONS UNDER THE RULE

The Rule prohibits fraudulent activities by affiliated persons of the Trust or Fund Organization. Specifically, it is unlawful for any of these persons to:

a)	employ any device, scheme or artifice to defraud a Fund;
b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;
c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or
d)	to engage in any manipulative practice with respect to a Fund.

Additionally, specific limitations apply to trading in the securities of UP Fintech Holding Limited. These include pre-approval requirements for certain employees, trading windows and blackout periods, and prohibitions on shorting and trading in derivatives referencing UP Fintech securities. For a complete descriptions of these policies and procedures, see the UP Fintech Holding Limited Securities Trading Policy or contact the Chief Compliance Officer.

4. COMPLIANCE OFFICERS

In order to meet the requirements of the Rule, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”). The officers of the Trust will appoint a compliance officer for each Fund Organization and for the Trust (each a “Fund Compliance Officer”) to receive and review Reports delivered to a Fund Compliance Officer in accordance with Section 5 below. In turn, the officers of the Trust will report to the Board any material violations of the Code of Ethics in accordance with Section 7 below.

5. ACCESS PERSON REPORTS

All Access Persons are required to submit the following reports to the Fund Compliance Office for THEMSELVES AND ANY IMMEDIATE FAMILY MEMBER residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain duplicate information. The Access Person should arrange to have brokerage statements and transaction confirmations sent directly to the Fund Compliance Officer (see Appendix 3 for the form of an Authorization Letter):

a)	INITIAL HOLDINGS REPORT. Within ten days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must report the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted by the Access Person.

A form of the ANNUAL HOLDINGS REPORT is attached as Appendix 6.

b)	QUARTERLY TRANSACTION REPORTS. Within thirty days of the end of each calendar quarter, each Access Person must report the following information:

1.	With respect to any transaction during the quarter in a Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership:
i.	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund involved;

ii.	The nature of the transaction (i.e., purchase, sale);
iii.	The price of the Covered Security and/or Reportable Fund at which the transaction was effected;
iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and
v.	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
i.	The name of the broker, dealer or bank with whom the Access Person established the account;
ii.	The date the account was established; and
iii.	The date that the report is submitted by the Access Person.

A form of the QUARTERLY TRANSACTION REPORT is attached as Appendix 5.

c)	ANNUAL HOLDINGS REPORTS. Each year, the Access Person must report the following information (and the information must be current as of no more than 45 days prior to the date of the report):

1.	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund involved;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted by the Access Person.

A form of the ANNUAL HOLDINGS REPORT is attached as Appendix 6.

6. EXCEPTIONS TO REPORTING REQUIREMENTS

a.	PRINCIPAL UNDERWRITER. An Access Person of a Fund’s principal underwriter is not required to make any Reports under Section 5 above if the principal underwriter:
1.	is not an affiliated person of the Trust or any investment adviser to a Fund.
2.	has no officer, director or general partner who serves as an officer, director or general partner of the Trust or of any investment adviser to a Fund.

b.	INDEPENDENT TRUSTEE. A trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Trustee”) is not required to:
1.	file an INITIAL HOLDINGS REPORT or ANNUAL HOLDINGS REPORT; and
2.	file a QUARTERLY TRANSACTION REPORT, unless the Independent Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during a 15 day period immediately before or after his or her transaction in a Covered Security, that a Fund purchased or sold the Covered Security, or a Fund or its investment adviser considered purchasing or selling the Covered Security.

7. ADMINISTRATION OF THE CODE OF ETHICS - REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

a.	Each Fund Organization must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;

b.	Each Fund Compliance Officer shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood;

c.	Each Fund Compliance Officer shall compare all Reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

No Access Person shall review his or her own Report(s). The Fund Compliance Officer shall appoint an alternate to review his or her own Reports if the Fund Compliance Officer is also an Access Person.

d.	On an annual basis, each Fund Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Compliance Officer for review by the Board; and

e.	On an annual basis, each Fund Organization shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

8. COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

9. PROHIBITED TRADING PRACTICES

General Prohibitions

a.	No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

i.	is being considered for purchase or sale by a Fund;

ii.	is in the process of being purchased or sold by a Fund (except that an access person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or

iii.	is or has been held by a Fund within the most recent 15 day period;

unless the fact that such security met the criteria in subsections (i), (ii), or (iii) above was publicly known as a result of the Fund’s public disclosure that it held such security during the applicable period or such security being or having been included in the Fund’s basket for creation or redemption orders of Fund shares during the applicable period.

b.	Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

c.	No Access Person may trade ahead of a Fund - a practice known as “frontrunning,” unless a Fund’s plans to purchase or sell, or ongoing purchase or sale activity relating to, a security are publicly known as a result of the Fund’s public disclosure that it holds such security or such security is included in the Fund’s basket for creation or redemption orders of Fund shares during the applicable period.

UP Fintech Holding Limited Securities Trading Prohibitions

These limitations apply to trading in the securities of UP Fintech Holding Limited (the Company and Company securities, respectively) and are described in greater detail in UP Fintech Holding Limited’s Securities Trading Policy.

•	Senior management persons may not trade in Company securities unless the trade has been approved in advance by Compliance in accordance with the Securities Trading Policy.

•	No employee may trade in Company securities while possessing material nonpublic information about the Company.

•	No employee may trade in, or make a gift or other transfer without consideration of, Company securities outside of trading windows, or during any blackout period for the Company.

•	No employee may disclose material nonpublic information about the Company to any outside person, unless required to do so as part of their regular duties or authorized by Compliance.

•	No employee may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company except to advise others not to trade if doing so might violate this Policy or the law.

•	No employee may engage in transactions involving options or other derivatives on Company securities.

•	No employee may engage in hedging or monetization transactions involving Company securities, or contribute Company securities to funds that has the effect of hedging in Company securities.

•	No employee may engage in short sales of Company securities, including short sales “against the box.”

•	No employee may use or pledge Company securities as collateral in a margin account or for a loan unless approved by the Compliance Officer.

For additional information, including examples exceptions and approval processes, please see UP Fintech Holding Limited’s Securities Trading Prohibitions.

10. SANCTIONS

As to any material violation of this Code of Ethics, each Fund Organization shall adopt trading policies and procedures that provide for sanctions of the Access Persons. Such sanctions may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment.

The Board may also impose sanctions as it deems appropriate, including sanctions against the Fund Organization or the Fund Compliance Officer for failure to adequately supervise its Access Persons.

11. RECORD RETENTION

All Trust records shall be maintained in accordance with Rule 17j-1(f) under the Investment Company Act. Rule 17j-1(f) mandates the following record keeping requirements:

•	A copy of each Trust Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•	A record of any violation of the Trust’s Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years;

•	A copy of each report made by an Access Person, as required by the Trust’s Code of Ethics, must be maintained for at least five years, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past five years, who are or were required to make reports under the Trust’s Code of Ethics, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

•	A copy of each report required by section 7(d) and section 7(e) of the Trust’s Code of Ethics must be maintained for at least five years, the first two years in an easily accessible place; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of the securities described in section 9(b) of the Trust’s Code of Ethics, for at least five years after the end of the year in which the approval is granted.

Acknowledgement of Receipt of the Compliance Manual & Code of Ethics

ACKNOWLEDGED AND AGREED:

I certify that I have read and understand the policies and procedures set forth in the TigerShares Trust Compliance Manual, Code of Ethics and Executive Code of Ethics dated October 3, 2019, and all material amendments thereto and will adhere in all respects to the applicable policies and procedures described therein. I further confirm my understanding that any violation of such Compliance Manual or Code of Ethics will subject me to appropriate disciplinary action, which may include disgorgement of profits, demotion, suspension, termination and/or reporting me to the appropriate regulatory body.

By:_______________________________

Name:

Title:

Fund Organization:

Date:

TigerShares Trust

Code of Ethics

APPENDIX 1

DEFINITIONS

ACCESS PERSON

(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

ADVISORY PERSON

(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

CONTROL

The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

COVERED SECURITY

Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Fund.

FUND

A series of the Trust.

IMMEDIATE FAMILY MEMBER

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationships).

INITIAL PUBLIC OFFERING (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

INVESTMENT PERSONNEL

(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

LIMITED OFFERING

An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

PURCHASE OR SALE OF A COVERED SECURITY

Includes, among other things, the writing of an option to purchase or sell a Covered Security.

REPORTABLE FUND

Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

SECURITY

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

SECURITY HELD OR TO BE ACQUIRED BY THE FUND

(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above.

TigerShares Trust

Code of Ethics

APPENDIX 2

LIST OF ACCESS PERSONS AND INVESTMENT PERSONNEL

Acknowledgement
		Of Receipt of	Is this person also an
Name	Title	Code of Ethics	investment Personnel

TigerShares Trust

Code of Ethics

APPENDIX 3

Form of Authorization Letter

Date

Name of Broker Address

Re:	Brokerage Statements of [name of employee]

Ladies and Gentlemen:

The above referenced person is an employee of [name of Fund Organization]. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

[Compliance Officer]

[Fund Organization] [Address]

Should you have any questions, please contact the undersigned at [number].

Very truly yours,

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature: ______________
Name:

SSN:
Account Number:

APPENDIX 4

Initial Holdings Report Details

(must be completed with 10 days of becoming an Access Person)

Name of Access Person:

Title of Access Person:

Date submitted:

☐	I have no holdings to report.

☐	Check if duplicate copies of your brokerage statements are included in lieu of completing this form (please attach).

1. Holdings reported on this form are as of                            :

Name of broker/bank	Name of Security	Ticker/CUSIP	# of shares	Principal ($) Amount

Signature of Access Person:

Signature of Reviewer:

Date of Review:

APPENDIX 5

Quarterly Transactions Report Certification Cover Page

Name of Access Person:

Title of Access Person:

Date submitted:

(must be completed within thirty days of quarter end)

I confirm I have reported all Personal Securities Transactions in compliance with the Code of Ethics on the following pages.

Signature of Access Person:

Signature of Reviewer:

Date of Review:

Appendix 5

Quarterly Transaction Report Details

☐	I have no transactions to report.

☐	Check if duplicate copies of your brokerage statements are included in lieu of completing this form (please attach).

1. Transactions reported on this form:

Name of broker/bank	Date of transaction	Transaction Description	Name of Security	Ticker/CUSIP	# of shares	Principal ($) Amount

2. Brokerage Accounts Opened During the quarter:

Name of broker/bank	Account Registration	Date Opened

APPENDIX 6

Annual Holdings Report Details

☐	I have no holdings to report.

☐	Check if duplicate copies of your brokerage statements are included in lieu of completing this form (please attach).

2. Holdings reported on this form are as of December 31, 20 :

Name of broker/bank	Name of Security	Ticker/CUSIP	# of shares	Principal ($) Amount

Signature of Access Person:

Signature of Reviewer:

Date of Review: